Exhibit 99.1

1583 S. 1700 E. ● Vernal, UT 84078 ● (435)789-0594	3701 Briarpark Drive, Suite 150 ● Houston, TX 77042 ● (832)742-8500

FOR IMMEDIATE RELEASE

Superior Drilling Products Inc. and Drilling Tools International, Inc.
Announce Exclusive Distribution Agreement for
Drill-N-Ream® Well Bore Conditioning System

DTI to market the Drill-N-Ream in majority of the U.S.,
both onshore and offshore, as well as throughout Canada

VERNAL, UT and HOUSTON, TX, May 13, 2016 — Superior Drilling Products, Inc. (NYSE MKT: SDPI) (“SDP”), a designer and manufacturer of drilling tool technologies, and Drilling Tools International, Inc. (“DTI”) announced today the execution of a distribution agreement, establishing DTI as the exclusive distributor of SDP’s patented Drill-N-Ream® well bore conditioning system in North American onshore and offshore markets, excluding the Rocky Mountain region. The Drill-N-Ream is a unique reaming assembly technology that both widens and conditions the well bore during the drilling process, eliminating the requirement for a dedicated reaming run.

DTI is a leading provider of downhole tools for the onshore and offshore drilling industry. With nine locations in North America and four international locations, DTI has been providing products and services to the world’s most prominent oilfield services and exploration companies since 1984.

Troy Meier, Chairman and Chief Executive Officer of SDP, commented, “This partnership with DTI provides our Drill-N-Ream and the Superior Drilling Products brand exceptionally larger exposure throughout North America, especially in regions in which we have little market presence. DTI has a world-class management team, a strong reputation for their high quality, responsive customer service and is well known as a provider of high-quality oilfield equipment. We believe their excitement about the Drill-N-Ream validates the capabilities of our technology, and we are thrilled to be teaming up with them.”

Wayne Prejean, President and Chief Executive Officer of DTI, added, “We expect our customers to adopt the Drill-N-Ream technology quickly and that it will be a successful addition to our product and service offerings. We have seen how well this bore hole conditioning system operates. It immediately addresses our customers’ requirements to reduce the cost of hydrocarbon extraction. With our well-established sales force and significant number of solid customer relationships, we anticipate quickly increasing market penetration of Superior Drilling Products’ advanced drilling solution.”

In exchange for the distribution rights, DTI has agreed to purchase a minimum operating fleet of
Drill-N-Ream tools in 2016. DTI’s exclusive rights to provide the Drill-N-Ream to customers in the distribution territory are dependent upon achievement of certain sales objectives. The agreement is a multi-year agreement and will remain in effect subject to the performance targets being met during the term of the agreement.

About Superior Drilling Products, Inc.
Superior Drilling Products, Inc. is an innovative, cutting-edge drilling tool technology company providing cost saving solutions that drive production efficiencies for the oil and natural gas drilling industry. The Company designs, manufactures, repairs, sells and rents drilling tools. SDP drilling solutions include the patented Drill-N-Ream® well bore conditioning tool and the patent-pending StriderTM Drill String Oscillation System. In addition, SDP is a manufacturer and refurbisher of PDC (polycrystalline diamond compact) drill bits for a leading oil field services company. SDP operates a state-of-the-art drill tool fabrication facility, manufacturing for its customer’s custom products and solutions for the drilling industry. The Company’s strategy is to leverage its technological expertise in drill tool technology and innovative, precision machining to broaden its drill tool technology offerings for rent or sale, while operating an effective sales and logistics infrastructure through which it can provide proprietary tools to exploration and production companies, oilfield services companies and rental tool companies.

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Superior Drilling Products and Drilling Tools International Announce Exclusive Distribution Agreement for Drill-N-Ream® Well Bore Conditioning System
May 13, 2016

Additional information about the Company can be found at its website: www.sdpi.com.

About Drilling Tools International

Since 1984, Drilling Tools International has been a leading provider of downhole tools to both onshore and offshore drilling markets. DTI’s experienced employees and broad distribution network consistently deliver service and quality products that meet the demanding drilling applications of today's market. DTI has over 22,000 tools in inventory ready to serve its land and offshore clients.

Additional information about the Company can be found at its website: http://www.drillingtools.com/.

Safe Harbor Regarding Forward Looking Statements
This news release contains “forward-looking statements” within the meaning of the safe harbor provisions, 15 U.S.C. § 78u-5, of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included in this release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management, are forward-looking statements. The use of words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project”, “forecast,” “should” or “plan", and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Certain statements in this release may constitute forward-looking statements, including statements regarding the Company’s market success with specialized tools, effectiveness of its sales efforts, success of its distribution partner, customer acceptance of the drilling technology and the Company’s effectiveness at executing its business strategy and plans. These statements reflect the current beliefs and expectations of the Company and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include, among other factors, our business strategy and prospects for growth; our cash flows and liquidity; our financial strategy, budget, projections and operating results; the amount, nature and timing of capital expenditures; the availability and terms of capital; competition and government regulations; and general economic conditions. These and other factors could adversely affect the outcome and financial effects of the Company’s plans and described herein. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by the Company in this news release is based only on information currently available to the Company and speaks only as of the date on which it is made. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For more information, contact:

Superior Drilling Products, Inc. investor relations:
Deborah K. Pawlowski / Garett K. Gough
Kei Advisors LLC
(716) 843-3908 / (716) 846-1352
dpawlowski@keiadvisors.com / ggough@keiadvisors.com

Drilling Tools International, Inc.:

General Information: info@drillingtools.com

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